UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 26, 2009
DELTA PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-16203	84-1060803
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
370 17th Street
Suite 4300
Denver, Colorado 80202
Registrant’s telephone number, including area code: (303) 293-9133
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 Entry into a Material Definitive Agreement
     On March 26, 2009, Delta Petroleum Corporation (the “Company”), entered into a Contingent Payment Rights Purchase Agreement (the “Purchase Agreement”) with Tracinda Corporation, a holder of approximately 40% of the Company’s outstanding common stock (“Tracinda”). Subject to the terms and conditions of the Purchase Agreement, on March 26, 2009, Tracinda purchased a contingent payment right (the “CPR”) for $14.9 million, and subsequently purchased an additional CPR for $10.1 million on April 1, 2009 following the Company’s receipt of an opinion of an independent investment banking firm relating to the transaction, as required under the Company’s 7% Senior Notes Indenture for transactions with affiliates. The CPRs provide Tracinda with the right to receive up to $27,884,712.56 of the net proceeds that the Company anticipates receiving in connection with its claims and the claims of Amber Resources Company of Colorado, a 91.68% owned subsidiary of the Company, in the case captioned Amber Resources Co., et. v. United States, Civ Act. No. 2-30, filed in the United States Court of Federal Claims on January 2, 2002, which is further described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.
     The CPRs do not (a) provide for any voting or dividend rights; (b) represent any equity or ownership interest in the Company; or (c) provide Tracinda with a security interest or lien in the CPRs or the Litigation Proceeds (as defined in the Purchase Agreement). In addition, except as otherwise provided in the Purchase Agreement, Tracinda may not assign or transfer the CPRs.
     A copy of the Purchase Agreement is filed with this report as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Purchase Agreement is qualified in its entirety by reference to Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
No.	Description
10.1	Contingent Payment Rights Purchase Agreement by and between the Company and Tracinda Corporation, dated as of March 26, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: April 1, 2009

Delta Petroleum Corporation
By:	/s/ Stanley F. Freedman
Stanley F. Freedman
Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit
No.	Description
10.1	Contingent Payment Rights Purchase Agreement by and between the Company and Tracinda Corporation, dated as of March 26, 2009.